EXHIBIT 99.2

For Immediate Release

Intermix Media Board Reaffirms Recommendation of Pending Acquisition by News Corporation; Rejects Unsolicited Acquisition Proposal by Brad Greenspan

LOS ANGELES—Sept. 26, 2005—Intermix Media, Inc. (AMEX:MIX), today announced that its board of directors has reaffirmed its recommendation that Intermix stockholders vote in favor of the pending acquisition of Intermix by News Corporation. Intermix also announced the board’s determination that an unsolicited proposal from its former chairman and chief executive officer Brad D. Greenspan does not constitute, and is not reasonably be expected to lead to, a transaction that is superior to the News Corporation transaction.

On Friday, September 23, 2005, Intermix received a letter from Mr. Greenspan setting forth a proposal to acquire for cash “approximately one-half of the number of currently outstanding shares” of Intermix not currently owned by Mr. Greenspan, at a price of $13.50 per share. Mr. Greenspan’s proposal is subject to, among other things, the satisfactory completion of due diligence, commitments from financing sources and the negotiation of definitive transaction documents.

Intermix’s board of directors, along with its legal and financial advisers, met on September 25, 2005 and, after thorough discussion and review of Mr. Greenspan’s proposal, the board determined to reject Mr. Greenspan’s proposal for reasons that include:

•	Mr. Greenspan’s proposal does not compare favorably to the pending transaction with News Corporation. Mr. Greenspan would provide cash liquidity for only approximately one-half of the common stock held by Intermix’s stockholders, with the remaining stockholders continuing to hold equity securities in a post-transaction concern with a diminished public equity float.

•	The proposal entails a number of significant and unacceptable risks, including uncertainty relating to financing for the transaction. Freemyspace, LLC would need to raise over $300 million to complete the acquisition. Mr. Greenspan has indicated that these funds will be provided by “several private equity investment firms” that may provide commitments to fund the acquisition only after they have been provided with detailed financial data regarding Intermix that is not currently publicly available. Mr. Greenspan has not identified any of his potential sources of funds and the Intermix board is unable to assess whether they are credible funding sources.

•	The proposed transaction with Mr. Greenspan offers significantly less certainty of closing and would, even if consummated, take months to complete (in comparison to the transaction with News Corporation, which could be completed in a matter of days, subject to the approval of our stockholders).

•	Although existing stockholders would retain an equity interest in a portion of Intermix, the proposal does not provide any operating plan for Intermix, other than to indicate that Mr. Greenspan would propose to cause Intermix to sell off “non-core assets,” focus on the Myspace.com business and ask the management team of Intermix’s subsidiary, MySpace, Inc., to become the executive team of Intermix.

•	The return of Mr. Greenspan to a control position over Intermix could create morale issues with a significant number of Intermix employees, including members of MySpace’s management, and potentially harm the company’s business, particularly in light of the fact that when Mr. Greenspan was removed as Intermix chairman and asked to resign as chief executive officer, the company’s common stock traded for less than $2 per share, the company was struggling with an accounting restatement, its common stock had been delisted from the NASDAQ Small Cap Market, it was the subject of an informal investigation by the Securities and Exchange Commission, various stockholder lawsuits relating to the restatement had been filed, and the company was losing money.

The Intermix board has also given further consideration to the pending transaction with News Corporation, including the value offered to Intermix’ stockholders in that transaction, the absence of a financing condition, the remaining conditions to completion of the transaction and the number of stockholder proxies submitted in favor of the transaction to date.

In light of considerations described above and other factors, the Intermix board, unanimously among the directors present, concluded that Mr. Greenspan’s proposal did not constitute, and could not reasonably be expected to lead to, a superior proposal, as defined in the News Corporation merger agreement. The Intermix board further concluded that the proposed transaction with News Corporation remains in the best interests of Intermix’s stockholders and continues to recommend that Intermix stockholders vote to adopt the merger agreement with Fox Interactive Media and News Corporation. “The board concluded that the proposed offer from Mr. Greenspan lacked credibility and did not constitute a proposal that was superior for our stockholders in comparison to the pending transaction with News Corporation,” said Richard Rosenblatt, the company’s chief executive officer. “We found the proposal to be speculative and incomplete, creating obvious risks to our stockholders. We continue to recommend that our stockholders vote in favor of the pending transaction with News Corporation.”

Intermix has further announced that, to permit its stockholders additional time to reflect upon and to react to its response to Mr. Greenspan’s proposal and any other relevant information, it intends to adjourn the special meeting of its stockholders immediately after it is commenced at 9:00 a.m. Los Angeles time on Wednesday, September 28, 2005, and to reconvene the meeting, at 3:00 p.m. Los Angeles time, on Friday, September 30, 2005 at the company’s corporate headquarters located at 6060 Center Drive, Suite 300, Los Angeles California 90045.

Intermix has filed a current report on Form 8-K and a supplement to its proxy statement on Schedule 14A containing additional information relating to Mr. Greenspan’s proposal and the actions of the Intermix Media board, copies of which are available at the Securities and Exchange Commission’s website at www.sec.gov.

About Intermix

A leading online media and ecommerce enterprise, Intermix Media and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self-publishing and viral marketing, the Intermix Network has grown to over 30 million unique visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.

Important Additional Information Filed with the SEC

Intermix has filed a proxy statement in connection with the proposed transaction with News Corporation, which has been mailed to Intermix’s stockholders. Intermix’s stockholders are urged to read the proxy statement in its entirety and any other relevant materials when they become available as they contain important information about the merger and Intermix. Investors and security holders may obtain free copies of these documents – and other documents filed with the Securities and Exchange Commission (the “SEC”) – at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s Investor Relations page on its corporate Web site at www.intermix.com.

Intermix and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Intermix’s officers and directors have in the merger is available in the proxy statement. Information regarding Intermix’s directors and executive officers is contained in Intermix’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is filed with the SEC.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about the results and events to which those statements relate. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, intervening circumstances or events that result in a delay or adjournment of the special meeting of stockholders, currently scheduled to commence on September 28, 2005 and be adjourned until September 30, 2005, or that affect our ability to satisfy the conditions to closing in the merger agreement with News Corporation.. Other factors could also cause actual results or events to vary materially from those covered in such forward-looking statements.

For more information, contact:

Media: Sara Jones	Investors: Brett Brewer
(213) 489-8287	(310) 215-1001 x117
jonessa@fleishman.com	bbrewer@intermix.com